Exhibit 99.2

2015 Results and ChemChina announcement

Interview with John Ramsay, CEO

Q:	John, today we made two announcements. Before talking about ChemChina, I would like to talk about our results. 2015 has been very challenging, both for us and our competitors. In this context, how do you see our performance?

A:	Well, you're absolutely right. This has been a very challenging year, and probably one of the most challenged I can remember in recent times. There's two factors going on, of course. We've got the ag-cycle and the impact on crop prices, and we've also got the fallout in emerging markets with the consequences particularly hitting on currency and on credit.

And it's that latter factor that has been the most significant in terms of affecting our performance.

Having said that though, I think we can all be very proud of this set of results. What we’ve managed to do is actually improve profitability in a year in which the top line has lost something like 12% as a consequence of currency. So we’ve taken 12% off the top line and improved profitability at the bottom line. This is representative of a lot of hard work and endeavour across all the regions in many different ways in which they’re dealing with their particular market conditions. But I think we’ve got a set of results we can be proud of; yes we’d like them to be better, yes we’d like emerging markets to be better, yes we’d like crop prices to be higher… but when we see the results compared to our competitors I’ll be very surprised if we’re not showing real differentiated performance compared to our competitors.

Q:	From your perspective, what were the highlights of the year for Syngenta?

A:	I think the biggest highlight is the way in which our people across all the regions and territories and all the countries have really made an effort to make the best out of difficult market conditions. So I think there's an awful lot of things that we can be proud of, and I don't want to single out any particular one at the possibility of leaving out others.

But I'm just incredibly proud that people have responded to the challenge and led the industry in these very difficult conditions.

One of the things I do want to mention particularly is that we are an innovation company. The essence of this company is dependent on R&D and about our pipeline. We are in the fortunate position now of having new products to launch in different markets and I would highlight that as a key point. We’re beginning to see the fruits of many labours of our investment in R&D and the markets have been serviced now with a range of new products which is certainly going to help in these very difficult and challenging conditions.

Q:	Turning to the ChemChina offer, can you outline what has been announced and why this is good for Syngenta?

A:	Well, what's been announced is that ChemChina are offering to buy from our existing shareholders the shares and would become through the regulatory process that would have to apply, the single owner of Syngenta. How we should look at this is very much that differentiate the shareholder from the company.

The company is going to continue to do what we believe are the right things. We are doing the right things, and this company is going to continue to do that. So I see this as good for the shareholders. The shareholders have been very keen… they've made it very clear that they were keen on a deal. They now have a deal.

It's good for the employees, because it means that we will be able to continue doing what we're doing without major disruption, better than another industry consolidation, which would have resulted in job redundancies.

It's good for customers, because it does mean that customers worldwide will continue to have more choice, as opposed to the case of us combining with another competitor. And it's good for our extensive stakeholders who are interested in the progress of this company in terms of our commitment to sustainable agriculture.

There's commitments from ChemChina that we will continue with our Good Growth Plan, that we'll continue with the Syngenta Foundation and the overall commitment to sustainable agriculture will remain in place.

Q:	Last year, we said we offered more value being a standalone company. Why we are recommending this deal to the shareholders?

A:	Well, nothing's changed. I think with this deal, Syngenta remains Syngenta. So we do remain a standalone company in terms of what we're doing, what we're doing in the markets, what we're doing with our innovation and the progress we're making with our customers. So all of that is very much standalone. What is changing is that we're going to replace a number of financial market funds who currently own Syngenta with a single shareholder called ChemChina.

They're very much interested in ensuring that we continue to be successful, and have committed to continued investment. They are conscious of how much capability we bring to the agricultural scene. They're very conscious of how much help they need in China, how much Chinese agriculture needs a high level of capability and a high level of technology. And we will be on the inside track, if you like, in terms of being able to manage our resources to be able to promote improvements in agriculture.

Q:	What will change in the way Syngenta is run?

A:	Well, nothing will change. They are totally committed, ChemChina is totally committed, to the way in which we're run. The management and the strategy will continue, and indeed, we have negotiated with ChemChina very high standards, state-of-the-art principles of governance, which are represented by independent directors, which will sit on the Board and are constituted within the articles of association.

But more important than that is that ChemChina has got a long-term commitment to this industry. They do believe that this company has got a high capability and one that they want to continue to promote, they want to continue to invest in. And therefore, I see our strategy being enhanced through this acquisition, rather than in any way changed.

Q:	ChemChina has made several acquisitions in the past few months. Why are they interested in buying Syngenta?

A:	The reason why ChemChina wants to acquire Syngenta is because of our preeminent position in this industry. They recognise the value of Syngenta's innovation, the value and the capability of our people, the value of our ability to actually bring best-in-class technology and capability to the development of agriculture.

Q:	Last year, we announced the divestment of both Flower Seeds and Vegetable Seeds, and today, we announced that we are not divesting them anymore. What's behind the decision and what happens now?

A:	That's right. We've reversed that decision to sell those two businesses. I think as we went through the process of carving out particularly the Vegetables business, which was significantly integrated in Syngenta's -- the rest of Syngenta's business -- we've learnt a lot.

We've learnt that this business, which doesn't have many benefits of integration at the front end of the business, that you get a lot more focus by having much more dedicated, much more focused independent management and commercial teams.

On the other hand, we understood through the work how much benefit they actually get from back-office services and some of the cross-technology platforms. So what we see now is the opportunity to run these businesses independently, which is getting that increased focus but also benefiting from the cross-business platforms in Syngenta.

In addition, of course, with ChemChina, we now have an opportunity to promote our Seeds business, particularly in China, of course, where vegetables are a very important crop. And therefore it doesn't make sense with this new shareholder to continue to dispose of those businesses.

Q:	Still talking about the ChemChina acquisition, what will be the process from now on, and when do you expect the transaction to be completed?

A:	Well, this transaction is dependent upon acceptance of an offer to shareholders, so there will be a process of putting out what's called a tender offer to shareholders, which will take a number of months. And that process will largely remain open until such time as we've completed the regulatory process. So we'll need to go through an antitrust regulatory process in parallel. And I anticipate that those two streams will be complete by the end of the year.

Q:	If there is further consolidation in the industry, what will be the implications for Syngenta?

A:	Well of course the question is, if we see others consolidating as we’re seeing potentially with Dow and DuPoint then it creates a much more effective, a much more capable competitor. But look, the fundamentals of this industry are dependent on the levels of innovation and we will not be taking our eye off the ball in terms of innovation, and indeed with this shareholder - ChemChina - we will get support for the levels of investment in innovation that we want to make. The second point is that we now have probably a good few years of being able to capitalise on a market where you’ve got competitors in disarray as they actually consolidate, merge and sort themselves out. So there’s going to be a lot of opportunities and we need to get organised to look at those opportunities and capitalise on them, where there’s weaknesses in the market created by their internal focus.

And of course, buying companies, buying technology isn’t ruled out. We will get support for that and we need to look at opportunities either through disposals that will come out of the anti-trust reviews from these combinations, or looking much more broadly at ways in which we can actually acquire assets as we proceed.

Q:	Finally John, how do you see the rest of the year shaping up, and what should we be focusing on?

A:	Well, I think 2016 is already looking like another challenging year. I'm hopeful we don't get the levels of volatility in the emerging markets, particularly in the currencies, and we get some relief on the credit situation. But nevertheless, we're still seeing the outlook for crop prices being quite depressed, so we shouldn't in any way fool ourselves that it's not going to be another challenging year.

But it brings us right back to the things we're doing. I really do believe that this company is doing the right things. So a focus on those three goals I think will help us enormously. I do think there is a chance, again, if we're continuing the momentum, and we focus on those goals, 2016 could be another year of differentiated performance compared to our competition.

Q:	Thank you John.

A:	Thank you

[End]

ADDITIONAL INFORMATION AND WHERE TO FIND IT

THE TENDER OFFER FOR THE OUTSTANDING SHARES, AMERICAN DEPOSITARY SHARES AND OTHER OUTSTANDING EQUITY INSTRUMENTS IN THE COMPANY HAS NOT BEEN COMMENCED. THIS ANNOUNCEMENT IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL COMPANY SECURITIES. THE SOLICITATION AND OFFER TO BUY COMPANY SECURITIES WILL ONLY BE MADE PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS. AT THE TIME THE OFFER IS COMMENCED, CHEMCHINA WILL FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”) AND THEREAFTER, THE COMPANY WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH RESPECT TO THE OFFER. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE SINCE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. THE OFFER TO PURCHASE, SOLICITATION/RECOMMENDATION STATEMENT AND RELATED

MATERIALS WILL BE FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC, AND INVESTORS AND SECURITY HOLDERS MAY OBTAIN A FREE COPY OF THESE MATERIALS (WHEN AVAILABLE) AND OTHER DOCUMENTS FILED BY CHEMCHINA AND THE COMPANY WITH THE SEC AT THE WEBSITE MAINTAINED BY THE SEC AT WWW.SEC.GOV. INVESTORS AND SECURITY HOLDERS MAY ALSO OBTAIN FREE COPIES OF THE SOLICITATION/RECOMMENDATION STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC BY THE COMPANY AT WWW.SYNGENTA.COM.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

SOME OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT ARE FORWARD-LOOKING STATEMENTS, INCLUDING STATEMENTS REGARDING THE EXPECTED CONSUMMATION OF THE ACQUISITION, WHICH INVOLVES A NUMBER OF RISKS AND UNCERTAINTIES, INCLUDING THE SATISFACTION OF CLOSING CONDITIONS FOR THE ACQUISITION, SUCH AS REGULATORY APPROVAL FOR THE TRANSACTION AND THE TENDER OF AT LEAST 67% OF THE OUTSTANDING SHARES OF THE COMPANY, THE POSSIBILITY THAT THE TRANSACTION WILL NOT BE COMPLETED AND OTHER RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY’S PUBLIC FILINGS WITH THE SEC, INCLUDING THE “RISK FACTORS” SECTION OF THE COMPANY’S FORM 20-F FILED ON FEBRUARY 12, 2015, AS WELL AS THE TENDER OFFER DOCUMENTS TO BE FILED BY CHEMCHINA AND THE SOLICITATION/RECOMMENDATION STATEMENT TO BE FILED BY THE COMPANY. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS, AND INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE RESULTS, LEVELS OF ACTIVITY, PERFORMANCE OR ACHIEVEMENTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE STATEMENTS. THESE STATEMENTS ARE GENERALLY IDENTIFIED BY WORDS OR PHRASES SUCH AS “BELIEVE”, “ANTICIPATE”, “EXPECT”, “INTEND”, “PLAN”, “WILL”, “MAY”, “SHOULD”, “ESTIMATE”, “PREDICT”, “POTENTIAL”, “CONTINUE” OR THE NEGATIVE OF SUCH TERMS OR OTHER SIMILAR EXPRESSIONS. IF UNDERLYING ASSUMPTIONS PROVE INACCURATE OR UNKNOWN RISKS OR UNCERTAINTIES MATERIALIZE, ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THE RESULTS AND/OR TIMING DISCUSSED IN THE FORWARD-LOOKING STATEMENTS, AND YOU SHOULD NOT PLACE UNDUE RELIANCE ON THESE STATEMENTS. CHEMCHINA AND THE COMPANY DISCLAIM ANY INTENT OR OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS AS A RESULT OF DEVELOPMENTS OCCURRING AFTER THE PERIOD COVERED BY THIS REPORT OR OTHERWISE.